Exhibit 10.1(a)

As of October 12, 2005

Mr. Richard Abbe
Iroquois Master Fund Ltd.
641 Lexington Avenue
16th Floor
New York, NY 10022

Re: Securities Purchase Agreement dated August 16, 2005

Dear Mr. Abbe:

As you discussed with John Masiz (and as supplemented by a conversation between Josh Silverman and me on October 25, 2005), and pursuant to the Purchase Agreement, there are two upcoming obligations with which Vaso Active needs to comply. The first is the requirement under Section 4.5(a) of the Purchase Agreement that Vaso Active have available sufficient authorized Class A Common Stock to cover Iroquois’ investment (and that of the co-investors). To satisfy this requirement, the sole shareholder of our Class B Common Stock, BioChemics, Inc., has agreed not to exercise its right to convert its shares into shares of our Class A Common Stock until the effectiveness of the amendment to our Certificate of Incorporation increasing the number of authorized shares of Class A Common Stock. (A copy of BioChemics’ agreement is attached to this letter.) This action on the part of BioChemics frees up 4.5 million shares of Class A Common Stock which is more than sufficient to result in the satisfaction of this Purchase Agreement obligation. Accordingly, as John discussed with you, we need not take any further action to satisfy Section 4.5(a) of the Purchase Agreement.

The second impending requirement of the Purchase Agreement is that Vaso Active file a resale registration statement covering the underlying Class A shares by October 15, 2005. As John discussed, by coordinating the filing of the resale registration statement of the Class A shares associated with the Purchase Agreement with the upcoming stockholders meeting to approve an increase in the number of authorized Class A shares, Vaso Active would save substantial accounting and legal fees. However, this would require that Vaso Active not comply with Section 6.1(a) of the Purchase Agreement and, as such, would incur an initial penalty of about $50,000. I am requesting your agreement to waive the October 15, 2005 deadline to permit Vaso Active to file the registration statement not later than December 15, 2005. As compensation for this allowance, Vaso Active would like to offer Iroquois and the other co-investors a total of 100,000 warrants for Class A Common Stock at $1.00 strike. If this is acceptable, please acknowledge below. If you have any questions, don’t hesitate to call either John or myself to discuss this further.

Richard, thank you for your consideration in this matter. I look forward to a long term relationship and to working with you in the future.

Sincerely,

/s/ Joseph Frattaroli

Joseph Frattaroli

President

Agreed and accepted as requested as of the date first above written.

Iroquois Master Fund, Ltd.

By: /s/ Richard Abbe
Name: Richard Abbe
Title: General Partner

Omicron Master Trust

By: /s/ Bruce Bernstein
Name: Bruce Bernstein
Title: Managing Partner

RAQ, LLC

By: /s/ Lindsey A. Rosenwald
Name: Lindsay A. Rosenwald
Title: Managing Member